April 7, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We have read the statements made by AT Disciplined
Equity Fund, formerly Invesco Disciplined Equity
Fund (the Fund) (copy attached), which we understand will be filed with the Securities and Exchange
Commission, pursuant to Item 77k of Form N-SAR, as part of the Form N-SAR of AT Disciplined Equity
Fund, formerly Invesco Disciplined Equity Fund dated
April 7, 2015. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,
PricewaterhouseCoopers LLP
Houston, Texas